Exhibit 10.3

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked “[*]” in this document; they have been filed separately with the Commission.

March 8, 2012

Globalstar Inc

Att: Paul Monte

461 SO Milpitas Blvd

Milpitas, CA 95035

Subject: Globalstar requested payment delays and “temporary hold”

Dear Paul,

In response to your request to defer outstanding and accumulated payments for the Globalstar CN Program, your contract number GINC-C-08-0400 (the “Agreement”), this letter acknowledges the agreement by Ericsson to defer the payments for achieved and upcoming Payment Milestones as defined in the Agreement and in the letter agreement PJR0311-002 dated March 7, 2011. Specifically this deferral consists of:

[*]

$2,572,658 Total owed Fed 23rd

[*]

Total additional owed before June 28th: $2,235,305

Total deferral: $4,807,963

Subject to your consent as indicated below, Ericsson Inc. (“Ericsson”) would agree as follows:

a)	Assuming the Payment Milestone is completed and invoiced, Globalstar shall pay any unpaid milestone payments in Exhibit C and C-1 of the Agreement (referred to as “Deferred Payments”) upon the earlier of the completion of a third party source of financing or June 28th, 2012.

b)	In consideration for agreeing to the Deferred Payments, Globalstar shall pay six and a half percent (6.5%) per annum interest on the Deferred Payments. Interest shall begin to accrue after the 31st day of acceptance of the completion of any Payment Milestone and shall be paid at the same time as the Deferred Payment is made.

c)	For any material event, such as change of ownership, bankruptcy filing, material investment, shareholder or ownership changes affecting control (i.e. the ownership and/or ability to vote more than 50% of the total shares), breach of obligations, failure to pay debts, etc. the Deferred Payments become due and payable immediately.

d)	Due to delays by Globalstar in delivering necessary Customer Furnished Equipment for the Core Network Program (both as defined in the Agreement), only the following work will be done between now and September 30, 2012: 1) delivery, installation, and integration of the Milpitas lab system; 2) delivery and Hardware Installation (defined as the physical installation of the electronics and racks whether the equipment is powered up or not) of the Clifton Site 1. In addition, should Globalstar require installation (including upgrading the software on all boxes to the same that is on the Milpitas lab), and integration of the Clifton Site 1 during the Temporary Hold, Ericsson will initiate such work within 4 weeks of Globalstar satisfying the following 3 requirements:

1.	Globalstar notifies Ericsson that the site is ready for integration including completion of Globalstar’s agreed deliverables such as Power
2.	Ericsson’s receipt of a written request for the integration work
3.	[*]

e)	Globalstar understands and agrees that the above “temporary hold” will cause a delay to the Core Network Program, and that Ericsson cannot guarantee a day-for-day schedule delay nor can Ericsson commit to re-staffing the project with the same individuals as have been assigned to-date when the Core Network Program resumes as these individuals may have been assigned to other long term Ericsson projects. Ericsson will use commercially reasonable efforts to limit any such delay caused by such “temporary hold” to a period of time equal to the length of the temporary hold plus four months. In addition, Globalstar will have the right to further extend the temporary hold to the Core Network Program such that any milestone payments previously agreed to be paid prior to December 31, 2012 (exclusive of Paragraph A Payments and the [*]) would be paid as late as January 31, 2013. Should such further delay be requested by Globalstar, Ericsson will not be obligated to perform any work until the project is resumed and a new milestone schedule is agreed. Upon Ericsson’s resumption of work, Globalstar agrees to pay Ericsson a project re-setup fee of [*].

Globalstar and Ericsson agree that the delays in the Core Network Program have created issues regarding the obsolescence of certain program features [*]. These issues require further dialogue and negotiation between the parties before an acceptable technical path forward can be found. Upon the signing of this letter agreement, Globalstar and Ericsson agree to enter into good faith technical discussions regarding the potential problems and overall feasibility of implementing previously agreed program features into the final Core Network Program deliverable. The parties agree to discuss and explore alternative solutions and whether it makes more sense in the current technical environment to implement modified versions of these program features or to eliminate the features altogether. Globalstar and Ericsson will use good faith efforts to come to mutual agreement on these outstanding technical issues by June 8, 2012. Should the parties be unable to agree on a technical compromise to address these issues by the June 8, 2012 deadline, then either Globalstar or Ericsson may choose to terminate the Agreement. Upon such termination due to a failure to agree on the foregoing issues, Globalstar would be required to pay the Deferred Payments and amounts set forth in paragraph b) above in final settlement of the Agreement. Thereafter, neither party will have any liability whatsoever under the Agreement.

f)	This letter agreement will become effective upon Globalstar’s signature below and Globalstar’s payment to Ericsson of $650,000, the amount of which, when paid, will be deducted from the payment due as outlined in a) above.

g)	Globalstar requests the following payment modifications:

1.     If Globalstar has not paid Ericsson the amount due, together with interest and any other amounts owing under the Agreement as of June 28, 2012, Globalstar may terminate the Agreement for convenience by delivering such written notice of the termination and agreeing to make a final payment of $10,000,000 (“Final Payment”) to Ericsson.

2.     If Globalstar cancels the Agreement for convenience on June 28, 2012, then Globalstar shall make the Final Payment either: (a) in cash not later than July 15, 2012 or (b) subject to paragraph 4 below, in Globalstar common stock (NASDAQ: GSAT, the “GSAT Stock”) not later July 15, 2012. Globalstar shall provide written notice of such its request to pay in cash or GSAT Stock on June 28, 2012.

3.     If payment is to be made in GSAT Stock, such GSAT Stock shall be registered and freely tradable, free and clear of any liens, encumbrances or other restrictions. The number of shares delivered by Globalstar to Ericsson shall be equal to the Final Payment plus 5%, divided by the volume weighted average price of GSAT for the 20 trading days immediately prior to (but not including) the date of delivery of such shares.

4.     If Globalstar requests to make the Final Payment in GSAT Stock, Ericsson shall have the option (exercisable by written notice delivered on or before July 8, 2012) either to accept such GSAT Stock (including the additional 5% mentioned in the above paragraph) or to receive the Final Payment in cash from the sale of such GSAT stock by Globalstar and/or from other sources who will then remit the full amount of the Final Payment. Under no circumstance would Globalstar remit less than the total Final Payment amount.

h)	Except as modified hereby, the terms and conditions of the Agreement will continue on in full force and effect.

If Globalstar concurs with the foregoing, please execute a copy of this letter and return it to my attention at Ericsson.

Sincerely,

/s/ Johan Westerberg
ERICSSON INC.
Johan Westerberg
Vice President Eastern Region

Agreed and accepted by Ericsson Inc and Globalstar Inc:

Ericsson Inc.	Globalstar Inc

/s/ Craig Stein	/s/ James Monroe III
Signature	Signature

Craig Stein	James Monroe III
Name	Name

VP & GM, US Regions	CEO
Title	Title

3/8/12	3/8/12
Date	Date